Exhibit No. 11

                      HARDING LAWSON ASSOCIATES GROUP, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share data)


                                                                              Years Ended May 31,
                                                               1999                1998                  1997
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
Weighted average basic shares outstanding                     4,839               4,959                 4,926
Effect of dilutive stock options based
     on the treasury stock method                               ---                 128                    24
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Diluted shares outstanding                                    4,839               5,087                 4,950
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Net income/(loss)                                             $(842)             $2,488                $2,404
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Basic net income/(loss) per share                             $(0.17)             $0.50                 $0.49
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Diluted net income/(loss) per share                            $0.17)             $0.49                 $0.49
===================================================================================================================